Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL ANNOUNCES DELAYED FILING OF FORM 10-QSB
FOR SECOND QUARTER OF FISCAL 2006

PASADENA, California, August 21, 2006 — PAULA Financial (NASDAQ: PFCO) today announced that the Company has not been able to file its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 on a timely basis due to unresolved issues relating to charges for year end bonuses, adjustments to certain accruals for Company expenses and accounts receivable related to year end bonuses paid to Jeff Snider, the Company’s Chairman and Chief Executive Officer.  The Company, which had total income of more than $18 million in 2005 and approximately $5.5 million in the first quarter of 2006, has identified accrual items totaling approximately $135,000 and accounts receivable items totaling $160,000.

The Company is working with its independent public accounting firm, and the Company’s Audit Committee and the Audit Committee’s independent counsel to resolve these issues, together with any others that may be raised, and file its Form 10-QSB as soon as possible.  The Company expects that it will receive a notice from The Nasdaq Capital Market regarding the delisting of the Company’s shares on Nasdaq due to the late filing of the Form 10-QSB.  Any such delisting would be subject to the Company having a right to appeal such delisting decision before it goes into effect.  The Company will make an appropriate announcement at that time regarding the notice from The Nasdaq Capital Market and the steps the Company intends to take to continue its listing.

Jeff Snider commented, “The Company has managed to meet its filing obligations in a timely manner, without exception, since going public in 1997.  We sincerely regret the delay as it detracts from what we believe was a solid quarter that delivered on our diversification objectives.  During the second quarter of 2006, we closed two acquisitions, one of which expands our personal lines presence and the other provides entry into the wholesale life brokerage business.  We view these as complementary to our historical emphasis on commercial lines.  The Company’s commercial lines continued to perform well during the quarter, with double-digit period-over-period revenue growth.  The Company is sparing no expense to cooperate with our independent public accounting firm to bring the above referenced matters to closure.”

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial and personal insurance products serving the risk management needs of agribusiness employers in the West since 1946.  For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2006.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those relating to the Company’s ability to resolve its accrual and accounts receivable issues and to file its Form 10-QSB as soon as possible, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

Contact: Debbie Maddocks
Vice President — Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500